News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460
Websites: www.qrcp.net, www.qelp.net, & www.qmlp.net

Quest Announces Termination of Chief Financial Officer,

Status of Internal Investigation

OKLAHOMA CITY – September 16, 2008 –Quest Resource Corporation (NASDAQ: QRCP), Quest Energy Partners, L.P. (NASDAQ: QELP), and Quest Midstream Partners, L.P. announced today the termination of the companies’ chief financial officer and the status of their internal investigation into certain questionable transfers of funds to an entity controlled by the former chairman and chief executive officer of the companies.

On September 13, 2008, the boards of Quest Resource and the general partners of Quest Energy Partners and Quest Midstream Partners terminated Mr. David Grose as the chief financial officer of the companies, effective immediately. The companies have commenced their search for a new CFO, but pending the appointment of a new CFO, Mr. Jack T. Collins will continue to serve as interim CFO of the companies and Kroll Zolfo Cooper LLC will continue to assist in the accounting and finance functions for the companies. Mr. Kevin Golmont of Kroll will continue to lead Kroll’s efforts in those functions.

On August 25, 2008, the companies issued a press release, and Quest Resource and Quest Energy Partners each filed a Current Report on Form 8-K, announcing the resignation of Mr. Jerry Cash as chairman and chief executive officer following the discovery of the questionable transfers after the companies received an inquiry from the Oklahoma Department of Securities. The companies also announced at that time that they had commenced an internal investigation of the matter and its effect on the companies’ financial statements. A joint special committee of the boards of Quest Resource and the general partners of Quest Energy Partners and Quest Midstream Partners was appointed to conduct the investigation with the assistance of external counsel and forensic accountants. The companies had also reported the matter to the Securities and Exchange Commission and are cooperating with the SEC, the Oklahoma Department of Securities, and the United States Attorney’s office in Oklahoma City in connection with their investigations of the matter.

The internal investigation is continuing at this time. The special committee has cautioned the companies that, although it and its advisers have reviewed substantial numbers of company records and conducted numerous interviews of company personnel and others, significant additional work remains to be done to confirm the full extent of inappropriate uses of the companies’ assets and their effects on the companies. Based on the information obtained in the investigation to date, the special committee believes that the questionable transfers to the Cash-controlled entity involved a total of approximately $10 million (as originally announced). The special committee and its advisers are also working to determine the effect of those transfers on the companies’ financial statements, the methods by which the companies’ internal controls may have been circumvented by those transferring the funds, and the appropriate remedial measures. In addition, the special committee is attempting to identify possible sources of recovery of the assets that were inappropriately transferred. At this time, the companies cannot accurately predict when the investigation will be complete, what the results of that investigation will be, or whether any recovery of the missing assets can be made.

About Quest Resource Corp., Quest Energy Partners, L.P., and Quest Midstream Partners, L.P.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of the internal investigation described in this press release, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest Resource Corporation’s and Quest Energy Partners, L.P.’s filings with the Securities and Exchange Commission, including risk factors listed in their latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest Resource Corporation’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov and Quest Energy Partners, L.P.’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

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